Exhibit 5.1

July 23, 2026

Eva Live Inc.

2029 Century Park East, Suite # 400N

Los Angeles, CA

Re:	Eva Live Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Eva Live Inc., a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of up to 4,576,272 shares (the “Shares”) of its common stock, par value $0.0001 per share, pursuant to that certain securities purchase agreement, dated as of July 21, 2026 by and between the Company and an accredited investor (the “Purchase Agreement”), consisting of up to 4,576,272 Shares issuable by the Company upon conversion of a senior secured convertible note (the “Note”), in an aggregate principal amount of $2,160,000.

The Shares will be offered and sold pursuant to the prospectus supplement, dated July 23, 2026 (the “Prospectus Supplement”), supplementing the prospectus (the “Base Prospectus”) that forms part of the Company’s shelf registration statement on Form S-3, as amended (File No. 333-294416) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement and the Note are being filed with the Securities and Exchange Commission (the “Commission”) as Exhibits 10.1, and 4.1 to the Company’s Current Report on Form 8-K, dated July 23, 2026.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Purchase Agreement and the Note will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus, the Purchase Agreement, and the Note; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)

930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

The opinions we express herein are limited to matters involving the Nevada Revised Statutes.

This opinion has been prepared solely for use in connection with the filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP